Exhibit 99.1

OrthoLogic Corp.
Rodman & Renshaw
October 27, 2004

Speaker 1: Good morning everyone. My name is [Maldeep Sekuria], and I am the Senior Bio-Technology Analyst, as well as the Director of Research here at Rodman & Renshaw. I would like to kick off this morning’s session and our first speaker this morning is Tom Trotter, the CEO and President of Orthologics Corp. and Tom is here to tell us about their Chrysalin platform as well as other exciting developments that are going on at Orthologics today, without further adieu, Tom?

Tom Trotter: Thank you very much, good morning. It’s a pleasure to be here and have a chance to talk to you a little bit about Orthologic. Joining me this morning for the presentations; Dr. Jim Ryaby who is our Chief Technology Officer. Orthologic is a public company based in Tempe Arizona. We are traded on the NASDAQ under the symbol OLGC.

Before we get started this morning I need to read a short statement. The statements in this presentation regarding Orthologic’s business that are not historical facts are forward-looking statements. These forward-looking statements are not guarantees of performance, actual results might differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements are described under the Risk Factors in our Form 10-K and other reports filed with the Securities & Exchange Commission which are available on Orthologic’s website at www.orthologic.com.

We are a late-stage drug development company and we are in the business of addressing unmet medical needs. We have our products targeted with goals of accelerating the bodies own natural healing mechanism to heal soft tissue and bone. We believe that our therapies have the potential to minimize co-morbidity and improve patient compliance and critical unmet needs.

We are in the regeneration-side of medicine, which is really the new era. In this group of products we combine bio-technology with material sciences and tissue biology to use the bodies own natural healing mechanisms to repair itself. I believe we are very well positioned in this particular arena with our Chrysalin Product Platform and we have several product candidates that are already in human clinical trials.

Our product platform is called Chrysalin, or TP508. We began with this platform in 1997, licensing the technology for orthopedic indications worldwide and through the years, and pre-clinical work, and clinical work with further success this year, we acquired the company we licensed the technology from Chrysalis Biotechnology and now own the rights to Chrysalin for all indications, all medical indications worldwide.

We believe it’s a very robust platform. We are currently looking at least eight different product candidates from this platform. The most advanced are an acceleration of fracture repair and endermal wound-healing and we have clinical data we will be showing you shortly regarding those opportunities.

This is a very big market. In the orthopedic industry alone we believe we’re looking at something in the range of $12 to $15 billion in market potential across fracture repair, spinal fusion, cartilage defect repair, ligament and tendon repair. In addition we’re looking at non-orthopedic indications and big market opportunities in dermal wound-healing, dental bone restoration and cardiovascular repair. So a very large market opportunity across the platform with a number of different potential candidates. Our most advanced are for acceleration of fracture repair on the orthopedic-side which is in a Phase III pivotal trial, Jim will be talking about that and also on the non-orthopedic and the dermal wound-healing area, some outstanding clinical data to date for diabetic ulcers.

So Orthologic today is a drug development company focused in a wide-range of medical applications. We have a broad potential platform, we’re very well financed as of June 30th we had over $115 million in cash and cash equivalents and we have no long-term debt. Our projected burn rate for this year, 2004, will be approximately $20 million. We expect to start next year, 2005, with still more than $100 million in the bank to fund our future development.

With that I will introduce Dr. Ryaby, who will talk about the technology, Jim?

Jim Ryaby: Thanks, Tom. Good morning, everyone. What I’d like to quickly is just talk to you about the peptide technology itself. And then really move into the clinical trial results. So, depicted here in yellow on the space-filling model is basically the 23 amino acid peptide, that’s Chrysalin. And this actually is a peptide that represents the receptor-binding domain. And it was really the discovery in 1979 that cells had high-affinity thrombin receptors that led to the development of this technology. And basically what the peptide can do is stimulate thrombin receptors without, in fact, having any associated [protealytic] activity.

So, in fact, you get the cellular stimulatory affects of thrombin, without, of course, having clot formation. And that’s really the nice thing about the peptide. And what we’ve seen in general is that we see this acceleration of the normal cascade of healing events with this peptide. And I think everyone here recognizes the cost-effective nature of synthetic peptides in general. So, unfortunately today, due to the limitations of time, I won’t be able to really present much of the pre-clinical data. But I just wanted to emphasize that we spent about the last 7 years looking at various bone models, more recently spine-fusion models; the last 3 or 4 years, cartilage defect models. The group in Galveston that’s now part of Orthologic has spent their efforts primarily focused in wound healing over the last about 9 years, and more recently in the last 2 years on potential cardiovascular applications. And, again, as Tom said, I’m going to be focusing really on the clinical data. So, what I’ll be talking to you about is data [in fracture repair in diabetic ulcer] and just give you an update of where we are in terms of our spine-fusion effort.

So the initial human clinical trial we ran with a Phase I, II double-blind placebo-controlled randomized study, run here in the US in 7 centers in 90 patients. And these were patients with [distal radius fractures]. So these are fractures that you get that you sustain when you fall. And it’s the bone coming off your thumb. And I show it here radiographically — this is an [intro-articular distal radius fracture]. And the type of [distal radius fractures] we’re looking at are not ones that require open surgical treatment with plates or bone graft, but in fact those that are about the middle third of severity. We randomized patients to either receive [10 or 100] micrograms per [ml] of the

Chrysalin peptide or a placebo saline. And this is done, actually, as one single injection — [percutaneous] injection at the time of final fracture reduction.

The other thing I just want to say about this is really the preclinical studies had shown us that in fact the 10 microgram group should be the effective group. And we actually dosed from a safety standpoint at 100 micrograms to look to see whether or not there would be any safety issues. Radiographically, I just show what a placebo extra-articular fracture looked like 4 weeks post-fracture. So, you can see the pin fixation, but you can still see the fracture line and the disrupted [cortises]. But in fact many of the 10 microgram patients already had their hardware removed. And you can see this very exuberant bone formation and really a restoration of [tribecular] bone and really nice bridging of the [cortical] bone. So very similar to what we saw on animal studies. If you look overall at the data, so now this is looking at a radiographic surrogate for healing, so this is looking at [cortical] bridging, what we showed in fact was that the 10 microgram group compared to the placebo and the 100 microgram group was statistically significantly different in terms of decreasing but times the [cortico bridging], and there was no statistical significance between the placebo or 100 microgram group. So in this study we really did demonstrate in this initial 60 patients treated with the peptide, there were no drug related adverse events. We certainly saw based on [radiographic] parameters preliminary efficacy of this injectable formulation, and certainly this allowed us to move into a larger pivotal trial.

So currently we have a Phase III fracture trial underway, and again this a double-blind randomized placebo-controlled trial conducted under an IND. Approximately 500 patients will be enrolled in 25 to 30 centers; again here in the US, the same fracture population, same protocol although we’re going to be comparing only the 10 micrograms of peptide to the placebo control, and we have efficacy endpoint now which really speaks more to clinical benefit which is time to remobilization moval. We know from the orthopedic literature that certainly more rapidly you get someone out of immobilization and into end therapy, the more quickly you can get restoration of function.

We’re also going to be starting now in the Fall a dosing trial because obviously to support a New Drug Application, we feel it’s in our best interest to have additional dosing information really to provide the foundation for a solid New Drug Application. So again this will be 500 patients probably in 50 or more centers here in the US and Canada, and we will look at various doses including the 10 microgram dose compared to placebo control in this same [fracture] population.

When we talk about spine fusion what we’ve done to date is we’ve conducted a pilot clinical trial; and this in fact, was a perspective randomized multi-center trial conducted under an IND where we compared patients or randomized patients to either receive [autograft] for spine fusion as the gold standard, and we compared them to patients getting [allograft] with one or two doses of Chrysalin. We have 7 centers that have completed the patient enrollment here in the United States. We have enrolled 55 patients in this study, and we will primarily use this as safety data, but I think importantly to date. There have been no drug related adverse events in this study. And data from the Spine Fusion Study should be available nominally in the Summer of next year, the summer of 2005.

The last data I’d like to talk about is the diabetic ulcer trial data which was run by the group out of Galveston. This was a prospective double-blind randomized placebo-controlled trial of 60 patients in 4 centers, in this case, as opposed to the single percutaneous injection for the fracture healing indication, this is a twice weekly topical application of either saline, 1 microgram of Chrysalin, or 10 micrograms of Chrysalin in these diabetic ulcer patients. All diabetic ulcer patients were completed debrided at study end, I should say the wound was completely debrided at study entry, and then we used standard off-loading with bandage changes at each follow-up visit.

If we look at the foot ulcer sub-population in this study, we actually see in the saline group about a third of the patients proceeded to totally heal, or have total wound closure which is what we’ve seen in about 4 trials of Regranex the only product currently approved — the only drug product approved currently by the US FDA for treatment of diabetic ulcers.

But very interestingly you can see even though this is small patient population, the 1 and 10 microgram groups both showed very significant data in terms of percent of patients healed, and a greatly reduced medium time to total wound closure. So this is certainly very supportive data in terms of moving forward with the diabetic ulcer indication. And I just showed here in this picture an example of the very difficult heal wound that in fact completely closed in a matter of about 102 days with the treatment with Chrysalin. So overall in this study there were no drug-related adverse events. There was certainly a trend for a dose dependent effect in the overall patient population, but where we saw the largest or the most statistically-significant data is in just the foot ulcer sub-population, an increase in 20-week closure, cut the medium time in closure by half, and very importantly from a patient compliant standpoint for future clinical trials, an increased probability of 60-day closure from 25% to over 60%.

So I think just to summarize the nice thing about the molecule, and again I’m sorry but I didn’t have time to talk about some more of the pre-clinical data or cellular data, but we have well-understood mechanism of action that the peptide is effective in many animal models both in orthopedic animal models as well as dermal and cardiovascular; and certainly in animal studies we have an excellent safety profile, and a very nicely evolving safety profile that looks good in our human clinical experience to date, and of course, promising preliminary efficacy in those two clinical trials of the first for fracture, and the second for diabetic ulcer. And I’m going to hand it back over to Tom.

Tom Trotter: Thank you, Jim. To summarize then where we are in our pipeline in our fracture repair product for acceleration of fracture repair, this would be the world’s first drug for acceleration of fracture repair. We are currently in a pivotal Phase III trial; we expect to complete enrollment in that trial, and have data from that trial before the end of next year. That is our most advanced product, and data permitting we believe we’re on track for a potential NDA filing of that indication before the end of 2006.

In the Spine Fusion program as Jim indicated, we’ve completed enrollment in the initial clinical trial, pilot trial. That data will be available next summer, and then in the cartilage repair area unfortunately we didn’t have time to discuss that today, but we’ve had outstanding pre-clinical work in cartilage defect repair, and we’re hopeful next year of beginning a human clinical trial for a cartilage defect repair indication. We also are doing work in the ligament and tendon repair, so a lot of activity on the orthopedic side.

On the non-orthopedic side on the diabetic foot ulcer arena we’ve had an excellent Phase I, Phase II human clinical trial. We are currently working on a gel formation for that product — formulation sorry, for that product and hope to have another human clinical trial underway in 2006. That product has the potential to have fast-track status because it is a critical unmet need with a severe problem for patients.

We also have other work going which we don’t have time to talk about today in other indications. So our near-term milestones, if you will, are to complete enrollment in the Phase III trial, and have the data from that trial for acceleration of fracture repair by the end of next year. We expect to submit an IND for a cartilage defect repair indication, and hopefully begin a human clinical trial next year as well for that. We’re completing the integration of our recent acquisition of CBI, and those are our major near-term milestones.

So to summarize then, really the theory of the case, if you will, this is a very diversified product platform of Chrysalin peptide as application across many medical indications several of which are critical unmet needs. We have ‘first-to-market’ potential status for our acceleration of fracture repair product, and as Jim mentioned, one of the beauties of synthetic peptides is they have a very low cost of manufacture. We believe we can have a syringe of Chrysalin for this particular indication fully loaded, manufactured for less than $50 with potential of a $300 to $500 average selling price for the product would give a pharmaceutical margin. It’s a very large market opportunity. There are more than 100 million fractures worldwide. These are Frost & Sullivan numbers with more than 30 million potential fractures in just the US, Europe and Japan.

In addition, we as I said, believe we have a unique solution potentially coming for cartilage defect repair. We have a very experienced management team; we have a strong cash position to fund our future development, and surrounding this technology is an outstanding IP position. With that we’ll conclude today’s presentation. Thank you very much for your time and attention.